Exhibit 5.1
December 10, 2010
Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
Ladies and Gentlemen:
          We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), and Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in connection with the public offering of up to $100,000,000 in aggregate value of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of separate Equity Distribution Agreements, each dated December 10, 2010, among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, respectively (the “Equity Distribution Agreements”), and as described in the prospectus supplement dated December 10, 2010 (the “Prospectus Supplement”) and the accompanying prospectus dated April 10, 2009 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-158081) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Alabama Real Estate

Board of Trustees
Colonial Properties Trust
December 10, 2010

Investment Trust Act of 1995” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, with respect to the matters addressed therein. A copy of such opinion letter, dated as of the date hereof, is to be filed as Exhibit 5.2 to the Current Report on Form 8-K relating to the offer and sale of the Shares described below.
          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) authorization by the Company’s Board of Trustees, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Trustees and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Equity Distribution Agreements, (ii) authorization by a duly authorized executive officer, designated by the pricing committee to approve placement notices under the Equity Distribution Agreements, of the terms of each placement notice issued consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Equity Distribution Agreements, (iii) issuance of the Shares pursuant to the terms established by the Board of Trustees and the pricing committee thereof and the terms of the applicable placement notice, and (iv) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable placement notice, the Shares will be validly issued, fully paid, and non-assessable.
          This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Board of Trustees
Colonial Properties Trust
December 10, 2010

Very truly yours, /s/ HOGAN LOVELLS US LLP HOGAN LOVELLS US LLP